Exhibit 99.1

PRESS RELEASE

Contacts:

Martin C. Cunningham	Keith R. Knox
Chairman & CEO	President
201-216-0100	201-216-0100

FOR IMMEDIATE RELEASE	February 12, 2009

HUDSON HOLDING CORPORATION’S QUARTERLY REVENUES SET RECORD

Jersey City, NJ, February 12, 2009: Hudson Holding Corporation (OTC Bulletin Board: HDHL.OB-News) announced that it filed its results for the fiscal quarter ended December 31, 2008 with the Securities and Exchange Commission today.

“We’re pleased with the record quarterly revenues and steady revenue growth that Hudson achieved” said Marty Cunningham, Hudson’s Chairman and Chief Executive Officer. “Improvement in the bottom line results is also gratifying” Mr. Cunningham continued, “While the market environment is increasingly difficult, we’re fortunate to be seeing more opportunities to add seasoned producers and/or complementary business lines”.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(unaudited)	2008	2007	2008	2007

Trading gains, net	$8,755,272	$2,081,690	$18,389,992	$10,999,896
Commissions and fees	3,332,552	3,245,707	10,820,772	5,139,762
Interest and other income	135,390	283,238	788,013	760,050
Total revenues	$12,223,214	$5,610,635	$29,998,777	$16,899,708

Net loss	$(174,385)	$(895,094)	$(1,140,866)	$(1,983,806)
Basic and diluted EPS	$(0.00)	$(0.02)	$(0.03)	$(0.05)

Recruitment and retention costs	$807,235	$292,224	$2,651,670	$416,356

Total revenues increased 118% for the three months ended December 31, 2008, to approximately $12.2 million from $5.6 million during the same period in the prior fiscal year. Net trading gains increased 321% for the three months ended December 31, 2008, to approximately $8.8 million from $2.1 million during the same period in the prior fiscal year, due to the addition of trading-focused sales traders and a significant customer. Commission revenues increased 3% for the three months ended December 31, 2008, to approximately $3.3 million from $3.2 million during the same period in the prior fiscal year. The net loss decreased to approximately $0.2 million for the three months ended December 31, 2008, from a $0.9 million loss during the same period in the prior fiscal year. Recruitment and retention costs (including stock-based compensation) increased to approximately $0.8 million for the three months ended December 31, 2008, from $0.3 million during the same period in the prior fiscal year, primarily due to costs associated with hiring additional sales traders.

Total revenues increased 78% for the nine months ended December 31, 2008, to approximately $30.0 million from $16.9 million during the same period in the prior fiscal year. Net trading gains increased 67% for the nine months ended December 31, 2008, to approximately $18.4 million from $11.0 million during the same period in the prior fiscal year, due to the addition of trading-focused sales traders and a significant customer. Commission revenues increased 111% for the nine months ended December 31, 2008, to approximately $10.8 million from $5.1 million during the same period in the prior fiscal year, primarily due to a significant expansion of our institutional sales effort. The net loss decreased to approximately $1.1 million for the nine months ended December 31, 2008, from a $2.0 million loss during the same period in the prior fiscal year. Recruitment and retention costs (including stock-based compensation) increased to approximately $2.7 million for the nine months ended December 31, 2008, from $0.4 million during the same period in the prior fiscal year, primarily due to costs associated with hiring additional sales traders.

	December 31,	March 31,
	2008	2008
	(unaudited)
Hudson Holding Corporation
Stockholders' equity	$15,703,730	$12,075,398
Total assets	$19,477,965	$17,323,538

Hudson Securities, Inc.
Net capital	$7,838,897	$4,870,737
Excess net capital	$6,838,897	$3,870,737

On June 20, 2008, Hudson Holding Corporation closed on a private placement of $4 million of securities, with net proceeds of approximately $3.9 million after deducting offering costs.

Hudson Holding Corporation is a holding company and is the parent of Hudson Securities, Inc. and Hudson Technologies Inc.. Hudson Securities is a registered broker-dealer under the Securities Exchange Act of 1934, a member of the National Association of Securities Dealers, Inc. and meets the liquidity needs of brokers, dealers, institutions, and asset managers, including by making markets in over 9,000 Nasdaq, non-Nasdaq OTC, listed and foreign securities, with particular expertise in trading mid cap, small cap, and micro cap stocks. Hudson Technologies provides technology services to Hudson Securities and client companies.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Trading gains, net	$8,755,272	$2,081,690	$18,389,992	$10,999,896
Commissions and fees	3,332,552	3,245,707	10,820,772	5,139,762
Interest and other income	135,390	283,238	788,013	760,050

	12,223,214	5,610,635	29,998,777	16,899,708

Expenses:
Salaries and related costs (1)	1,981,585	1,212,309	6,153,132	3,403,161
Commissions, execution and clearing charges	7,659,977	3,596,022	17,452,554	9,798,488
Communications	1,424,191	1,198,947	4,206,126	3,752,720
Occupancy	283,501	280,198	880,239	1,117,277
Professional fees (2)	342,272	288,675	1,132,073	751,459
Business development	177,308	257,326	602,321	503,045
Other	401,833	299,616	1,141,906	821,643

	12,270,667	7,133,093	31,568,351	20,147,793

Loss before income tax expense (benefit)	(47,453)	(1,522,458)	(1,569,574)	(3,248,085)
Income tax expense (benefit)	126,932	(627,364)	(428,708)	(1,264,279)

Net loss	$(174,385)	$(895,094)	$(1,140,866)	$(1,983,806)

Loss per share – basic and diluted	$(0.00)	$(0.02)	$(0.03)	$(0.05)

Weighted average number of shares outstanding - basic and diluted	45,604,341	36,725,185	42,878,210	36,725,185

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
(1) Includes the following amounts related to the
recruitment and retention of employees:

Stock-based compensation	$245,943	$79,224	$680,351	$156,231
Recruitment incentives	559,000	210,708	1,800,444	239,014
	$804,943	$289,932	$2,480,795	$395,245

(2) Includes the following amounts related to the
retention of directors and consultants:

Stock-based compensation	$2,292	$2,292	$170,875	$21,111
	$2,292	$2,292	$170,875	$21,111

HUDSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL CONDITION

	December 31,	March 31,
	2008	2008
	(unaudited)
ASSETS

Cash and cash equivalents	$378,362	$6,172,348
Cash - restricted	250,834	245,505
Receivable from clearing brokers	8,532,750	2,475,575
Securities owned, at fair value	3,538,506	2,423,257
Income taxes receivable	470,738	419,041
Furniture, equipment, capitalized software and leasehold improvements, net	1,174,886	959,733
Deferred tax assets	1,259,800	705,000
Other assets	408,744	409,289
Prepaid compensation	2,352,166	2,402,611
Goodwill	1,111,179	1,111,179

	$19,477,965	$17,323,538

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

Securities sold, but not yet purchased, at fair value	$912,613	$2,778,081
Commissions payable	1,092,582	1,070,511
Accrued expenses and other liabilities	1,769,040	1,399,548

Total liabilities	3,774,235	5,248,140

Commitments and contingencies

Stockholders' equity:

Preferred stock, $.001 par value; 1,000,000 shares authorized, none issued	-	-
Common stock, $.001 par value; 200,000,000 shares authorized;
52,570,185 shares issued (includes 6,184,170 unvested restricted shares) and 46,386,015 shares outstanding at December 31, 2008, and 45,086,851 shares issued (includes 8,361,666 unvested restricted shares) and 36,725,185 shares outstanding at March 31, 2008	46,386	36,725
Additional paid-in capital	17,390,837	12,631,300
Accumulated deficit	(1,733,493)	(592,627)

Total stockholders' equity	15,703,730	12,075,398

	$19,477,965	$17,323,538

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